EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Mark Jelfs
+1.414.906.6675
mark.jelfs@manpowergroup.com

ManpowerGroup Appoints Paul Read to Board of Directors

MILWAUKEE (15 December 2014) – ManpowerGroup Inc. (NYSE: MAN) announced today the appointment of Paul Read, President and Chief Operating Officer of Ingram Micro Inc., to the company’s Board of Directors.

“Paul is an outstanding fit for our Board. He brings a wealth of international experience in a highly demanding, competitive environment,” said Jeffrey A. Joerres, ManpowerGroup Executive Chairman. “Our Board is confident that Paul’s track record in financial and IT management will be a great asset to ManpowerGroup on our path forward.”

In his role at Ingram Micro, a Fortune 100 technology distributor and supply-chain services provider, Read is responsible for the worldwide IT distribution business and associated logistics support organizations. He was named to the position in September 2013. Previously, Read served on Ingram Micro’s board and served as chief financial officer for Flextronics Inc., an electronics manufacturing services provider. Before joining Flextronics in 1995, Read held various senior financial positions in the United Kingdom with Allied Steel and Wire, STI Telecommunications and Associated British Foods.

About ManpowerGroup
ManpowerGroup™ (NYSE: MAN) has been the world’s workforce expert, creating innovative workforce solutions, for more than 65 years. As workforce experts, we connect more than 600,000 men and women to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands — Manpower®, Experis™, Right Management ® and ManpowerGroup™ Solutions — we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2014, ManpowerGroup was named one of the World’s Most Ethical Companies for the fourth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

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